Contract form number

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                       PLEASE READ THIS CONTRACT CAREFULLY

This modified single payment variable universal life insurance Contract is a legal contract between you ("the owner") and Transamerica Occidental Life Insurance Company ("we" and "the Company"). If you pay the required payments, we will pay your beneficiary the net death benefit when the person you are insuring ("the insured") dies prior to the Maturity Date or, if the insured is alive on the Maturity Date, we will pay the surrender value to the owner on the Maturity Date. If the Contract is issued with two insureds, the net death benefit is payable at the death of the survivor of the insureds. No benefit will be paid as a result of the death of the first of the insureds to die.

THE  NET  DEATH  BENEFIT  AND  CONTRACT  VALUE,  WHEN  BASED  ON THE  INVESTMENT
PERFORMANCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT. PLEASE REFER TO THE VARIABLE ACCOUNT AND "WHAT YOU SHOULD KNOW ABOUT THE DEATH BENEFIT" SECTIONS FOR ADDITIONAL INFORMATION. WE AGREE TO PAY THE BENEFITS OF THIS CONTRACT IN ACCORDANCE WITH ITS TERMS.

RIGHT TO CANCEL We want you to be satisfied with the Contract you have purchased, and we urge you to examine it closely. If for any reason you are not satisfied, you may return the Contract to us or an authorized representative within 10 days after receipt of the Contract. If you return the Contract, it will be void from the date of issue, and you will receive a refund equal to the total of: 1. the difference between any payments made, including fees or any other charges, and the amounts allocated to the Variable Account; 2. the value of the amounts in the Variable Account on the date the returned Contract is received at our Variable Life Service Center; and 3. any fees or other charges imposed on amounts in the Variable Account.

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

Home Office: 1150 South Olive, Los Angeles, California 90015 Variable Life Service Center: 440 Lincoln Street, P.O. Box 3800, Worcester, Massachusetts 01653

This is a legal contract between Transamerica Occidental Life Insurance Company and the owner. It is issued in consideration of the payment shown on the specification pages.

MODIFIED SINGLE PAYMENT VARIABLE UNIVERSAL LIFE INSURANCE CONTRACT NON-PARTICIPATING


Executive Vice President, General Counsel and Corporate Secretary


President and CEO

                                Table of Contents

Specification Pages                                      3
Definitions                                              6
General Terms                                           10
Information about you and the beneficiary               12
What you should know about:
             The payments                               13
             Your Contract Value                        15
             The Variable Account                       17
             The Fixed Account                          20
             Transfers                                  22
             Borrowing from your Contract               23
             Surrenders and partial withdrawals         24
             The death benefit                          26
             The benefit payment options                28

                                  Specification

Contract Number: [specimen]

           ============================================================================================
[First] Insured:               [John Doe]                                  [First] Insured's Sex:  [Male]
[First] Insured's Age:         [55]                         [First] Insured's Underwriting Class:  [Non-smoker]
--------------------------------------------------------------------------------------------

[Second Insured:]                                                           [Second Insured's Sex:]
[Second Insured's Age:]                                      [Second Insured's Underwriting Class:]

           --------------------------------------------------------------------------------------------

           Date of Issue:  [01/01/1999]                      Contract Plan:  Modified Single Payment Variable
                                                                             Universal Life Insurance Contract
             Face Amount:  [$318,554]              Monthly Processing Date:
                                                                             [1st of each month]
                Owner(s):  [John Doe]                             Rider(s):  [Guaranteed Death Benefit
                                                                             Living Benefits]
    Beneficiary at Issue:  [Mary Doe]               Rider[s] Date of Issue:  [01/01/99]
           --------------------------------------------------------------------------------------------

Payment:                                [$50,000]
Maximum Payment:      The greater of [$50,000] or [$x,xxx] times the current
 Contract year.
      Guideline Single Payment:         [$x]
      Guideline Level Payment:          [$x]
Guaranteed Death Benefit Payment:
                                        [$x]
Final Payment Date:                     [01/01/1999]
Maturity Date:                          [01/01/2059]

Initial Payment Allocation:

Variable Sub-Accounts

       [30%  Transamerica VIF Growth Portfolio
        20%  Alliance VPF Premier Growth
        20%  Dreyfus VIF Capital Appreciation
        20%  OCC Accumulation Trust Managed
         5%  Janus Aspen Worldwide Growth

             Fixed Account
       [5%]  Initial Interest Rate: [4%]




      Advisers:

      Transamerica Occidental Life Insurance Company
      Alliance Capital Management L.P.
      The Dreyfus Corporation
      OpCap Advisors
      Janus Capital Corporation]




                                  Specification

[First] Insured:        [John Doe]                                             Contract Number:  [specimen]
[Second Insured:]
==================================================================================================================
Minimum Additional Payment:                   [$10,000]
Minimum Fixed Account Interest Rates:         [4% for value not subject to Outstanding Loan]
                                              [4% for value securing Outstanding Loan - not Preferred Loan]
                                              [5 1/2% for value securing Outstanding Loan - Preferred Loan]
Outstanding Loan Interest Rate:               [6%]
Maximum Loan Amount:                          [90% of the result of the Contract Value less the surrender charge]
Minimum Loan Amount:                          [$1,000]
Minimum Balance After Withdrawal:             [$10,000]
Free Withdrawal Amount:                       [10% of Contract Value]

Fees and Deductions:                                  Current                       Guaranteed

Administration Charge:                                [0.30%] Annually (1)          [0.30%] Annually (1)
Distribution Fee (Contract Years [1-10]):             [0.40%] Annually (1)          [0.40%] Annually (1)
Tax Charge (Contract Years [1-10]):                   [0.20%] Annually (1)          [0.20%] Annually (1)
Insurance Protection Charge:                          [0.50%] Annually (1)          See Page 5
Mortality & Expense Risk Charge:                      [0.80%] Annually (2)          [0.80%] Annually (2)
Withdrawal Transaction Fee:                           [No fee assessed.]            [2% of amount withdrawn, not to
                                                                                    exceed $25]

(1) This charge is deducted monthly from the Contract Value on a pro rata basis. The monthly charge is equal to one-twelfth of this factor times the Contract Value.
(2) This charge is deducted daily from each sub-account of the Variable Account.

 Surrender Charge Table*
 ------------------------- -------------------------------
     Contract Year                Surrender Charge
 ------------------------- -------------------------------
 ------------------------- -------------------------------
           [1                            9%
 ------------------------- -------------------------------
 ------------------------- -------------------------------
           2                             8%
 ------------------------- -------------------------------
 ------------------------- -------------------------------
           3                             7%
 ------------------------- -------------------------------
 ------------------------- -------------------------------
           4                             6%
 ------------------------- -------------------------------
 ------------------------- -------------------------------
           5                             5%
 ------------------------- -------------------------------
 ------------------------- -------------------------------
           6                             4%
 ------------------------- -------------------------------
 ------------------------- -------------------------------
           7                             3%
 ------------------------- -------------------------------
 ------------------------- -------------------------------
           8                             2%
 ------------------------- -------------------------------
 ------------------------- -------------------------------
           9                             1%
 ------------------------- -------------------------------
 ------------------------- -------------------------------
          10+                           0%]
 ------------------------- -------------------------------

The surrender charge is determined by multiplying (a) the portion of the Contract Value withdrawn which is attributed to payments that will be reduced for a withdrawal in excess of the free withdrawal amount by (b) the percentage for the applicable year. * If your Contract is reinstated, the surrender charge on the date of reinstatement will be the surrender charge that was in effect on the date of default. Subsequent surrender charges will be adjusted accordingly.

If you have questions regarding this Contract or need assistance about your coverage, please call our Variable Life Service Center. The phone number is [1-(800)-782-8315].


                                  Specification

[First] Insured:        [John Doe]                                             Contract Number:  [specimen]
[Second Insured:]


           Guaranteed Maximum Monthly Insurance Protection Rate Table

           [Age]               Insurance Protection Rate               [Age]              Insurance Protection Rate
   [Age Younger Insured]             ($) Per $1,000            [Age Younger Insured]           ($) Per $1,000
            [55                           0.68                          85                          14.17
             56                           0.75                          86                          15.56
             57                           0.83                          87                          17.00
             58                           0.91                          88                          18.48
             59                           1.01                          89                          20.04
             60                           1.11                          90                          21.69
             61                           1.23                          91                          23.48
             62                           1.36                          92                          25.50
             63                           1.51                          93                          27.96
             64                           1.69                          94                          31.38

             65                           1.87                          95                          36.79
             66                           2.07                          96                          46.58
             67                           2.29                          97                          67.04
             68                           2.53                          98                          83.33
             69                           2.79                          99                         83.33]
             70                           3.09
             71                           3.44
             72                           3.83
             73                           4.29
             74                           4.79

             75                           5.33
             76                           5.90
             77                           6.51
             78                           7.15
             79                           7.84
             80                           8.62
             81                           9.49
             82                          10.50
             83                          11.62
             84                          12.86


Note: [Single life, Male, Age 55, Non-smoker] Based on 1980 CSO Age Last Birthday (ALB) Table.

                                   Definitions

These definitions shall control wherever the terms they define are used in this Contract unless the context clearly indicates to the contrary.

Age means how old the insured is on his or her last birthday measured on the date of issue and each contract anniversary, thereafter. However, for benefit payment options, age is based on age nearest birthday of the designated individual.

Application is the form you complete to apply for this Contract. It contains your payment amount, payment allocation and other information that enable us to prepare this Contract. If a medical questionnaire or other forms are required, they become a part of the application. It is signed by you and the insured and becomes a part of this Contract.

Assignee is a person to whom you transfer ownership or other rights under this Contract.

Attained age is the insured's age as of the insured's last birthday at the start of a contract year. Attained age is used in the calculation of the guideline minimum sum insured.

Beneficiary is the person or persons you name to receive the net death benefit when the Insured dies.

Code is the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder.

Collateral assignee is a person to whom you transfer some of this Contract's ownership rights as collateral.

Company means Transamerica Occidental Life Insurance Company, also referred to as we, our, and us. Our telephone number is [1-800-782-8315].

Contract anniversary is the same month and day as the date of issue in each calendar year following the date of issue.

Contract change means any change in the underwriting class or the addition or deletion of a rider.

Contract month is the period from the date of issue to the same day one month later, and each one month period thereafter.

Contract owner is the person who may exercise all rights under the Contract, with the consent of any irrevocable beneficiary or collateral assignee. "You" and "your" refer to the contract owner in this Contract.

Contract Value is the sum of your values in the Variable Account and the Fixed Account.

Contract year is the period from the date of issue through the day before the first contract anniversary and, thereafter, the period of time beginning on the contract anniversary and ending immediately before the next contract anniversary.

Date of default is (a) the first day of the grace period, or (b) the date on which the outstanding loan exceeds the Contract Value less surrender charges.

Date of issue is the date coverage under this policy becomes effective and is stated on the specification pages. Contract months, years and anniversaries are measured from this date.


Designated individual is a person specified by the payee upon whose life expectancy a benefit payment option amount is based and upon whose life continued payments depend. If the payee is the contract owner, the designated individual may be the insured, or if applicable, another living individual. If the payee is the beneficiary, the designated individual may be the beneficiary or another living individual.

Earnings means the amount by which the Contract Value exceeds the sum of the payments made less any payments that were previously considered withdrawn. For contract loan purposes, Earnings are calculated on each monthly processing date.

Evidence of insurability is the information, including medical information, that we use to decide whether to issue the requested coverage, to determine the underwriting class for the person insured, or to determine whether the Contract may be reinstated.

Face amount is the amount of insurance you elect to buy in the application and which we agree to issue. The face amount is shown in the specification pages of the Contract. The death benefit is based on the face amount; see the "What You Should Know About The Death Benefit" section.

Final payment date is the contract anniversary coinciding with or immediately following the insured's 100th birthday. If there are two insureds, the final payment date is the contract anniversary coinciding with or immediately following the younger insured's 100th birthday. This date is shown on the specification pages. No payments are permitted by you after this date. No monthly deduction (including insurance protection charges) will be deducted from the Contract Value after this date. Generally, the net death benefit after this date will equal 101% of the Contract Value minus any outstanding loan, except as otherwise provided in a Guaranteed Death Benefit Rider if attached to this Contract.

Fixed Account is the part of the Company's General Account to which all or a portion of a payment or transfer may be allocated.

General Account is the assets of the Company that are not allocated to a Separate Account.

Guideline Minimum Sum Insured is an amount which is not less than the minimum death benefit required to qualify the Contract as "life insurance" under the Code. The guideline minimum sum insured is the product of the Contract Value times
      a percentage based on the insured's attained age.

Guideline premium is a limit imposed by the Code on payments you make to the Contract. The guideline premium for the Contract is shown on the specification pages as the Maximum Payment. The guideline premium includes the guideline single premium which is also used to determine the face amount under the Contract.

Insurance protection amount is the death benefit minus the Contract Value.

Insured is the person or persons covered as indicated on the specification pages. If more than one insured is named, all provisions of this Contract that are based on the death of the insured will be based on the death of the survivor of the persons named.

Loan value is the maximum amount you may borrow under the Contract.

Maturity Date is the contract anniversary coinciding with or immediately following the insured's 115th birthday. If there are two insureds, the maturity date is the contract anniversary coinciding with or immediately following the younger insured's 115th birthday.

Monthly deduction is the amount of money that we deduct from the Contract Value each contract month to pay for the Administration Charge, Monthly Insurance Protection Charge, Distribution Fee, Tax Charge, and any Rider Charge shown on the specification pages.

Monthly insurance protection charge is the amount of money that we deduct from the Contract Value each contract month to pay for the insurance protection amount.

Monthly processing date is the day of each month on which a monthly deduction is made. This date is shown on the specification pages. If the Company is not open on this date, the processing date for that contract month will be the next business day.

Net death benefit is the amount payable as a result of the death of the insured calculated as explained in the net death benefit provision.

Outstanding loan means all unpaid contract loans plus interest due or accrued on such loans.

Payee is the person with the right to elect an available benefit payment option and to receive the payments under a benefit payment option. The contract owner is the payee under the benefit payment option if the option is elected as a method of receiving surrender or maturity proceeds. The beneficiary is the payee under a benefit payment option elected as a method of receiving net death benefits.

Payment means the initial money you provide in consideration for the issuance of this Contract and any additional amount you pay into the Contract.

Portfolio is a separate investment series of a registered investment company for investment by a sub-account.

Pro rata refers to an allocation among the sub-accounts and the Fixed Account. A pro rata allocation will be in the same proportion that the portion of the Contract Value in each sub-account and the portion of the Contract Value in the Fixed Account have to the total Contract Value net of any outstanding loans.

Preferred Loan is the portion of any outstanding loan secured by Earnings.

Preferred Loan Rate is the Minimum Fixed Account Interest Rate for the value securing Outstanding Loan Preferred Loan, as shown in the specification pages.

Rider is a document attached to this Contract that adds an optional benefit. An additional charge may be required for a rider.

Second-to-die   describes   a   contract   issued   as  a   joint   survivorship
("Second-to-Die")   Contract.  Life  insurance  coverage  is  provided  for  two insureds, with death benefits payable at the death of the survivor.

Separate account is a segregated account established by the Company. The assets are not commingled with the Company's general assets and are not subject to claims of the Company's creditors.

Specification pages contain information specific to your Contract and are located after the Table of Contents.

Sub-accounts are subdivisions of the Variable Account investing exclusively in the shares of one or more portfolios.

Surrender value is the amount payable on a full surrender. It is the Contract Value less any outstanding loan and surrender charges.

Transamerica is Transamerica Occidental Life Insurance Company. "We", "our", "us" and "Company" refer to Transamerica in this Contract.

Underwriting class means the insurance risk classification that we assign to the insured based on the information in the application and any other evidence of insurability we obtain. The underwriting class affects the monthly insurance protection charge.

Unit is a measure of your interest in a sub-account.

Valuation date is each day that the New York Stock Exchange (NYSE) is open for business and any other day that there is enough trading in the Variable Account's underlying portfolio securities to materially affect the value of the Variable Account.

Valuation period is the period between the close of business on successive valuation dates.

Variable Account is the Company's separate account, consisting of sub-accounts that invest in the underlying portfolios.

Variable Life Service Center is the Company's office at 440 Lincoln Street, P.O. Box 3800, Worcester, Massachusetts 01653.

Written request is a signed request you make in written form that is satisfactory to us and filed at our Variable Life Service Center.

You or your means the owner of this Contract as shown in the application or in the latest change filed with us.

                           General Terms

Entire Contract We have issued this Contract in consideration of the application and your Contract payment. A copy of the application is attached and is part of this Contract. This Contract, with a copy of the application, and any attached riders, is the entire Contract between you and us. The entire Contract also includes:
                                   a copy of any application to change to a better underwriting class, any new specification pages, and any supplemental pages issued.

                             All statements made by or for the insured will be considered representations and not warranties. We will not use any statements made by or for the insured to deny a claim unless the statement is in the application and the application is attached to this Contract when it is issued or delivered. Our representatives are not permitted to change this Contract or extend the time for making payments. Only our President or a Vice President together with our Secretary may change the provisions of this Contract, and then only in writing.

Right To Contest The A contest is any action taken by us to cancel your insurance or deny a claim based on Contract Is Limited untrue or incomplete answers in your application. Except for fraud or nonpayment of payments, this Contract will be incontestable after it has been in force during the lifetime of the insured for two years from the date of issue. This provision does not apply to any riders providing benefits specifically for disability or death by accident.

                             If the underwriting class is changed at your request, we cannot contest the change after it has been in force for two years from its effective date and the insured is alive.

Non-Participating No insurance dividends will be paid on this Contract.

Adjustment  Of Interest We determine the Fixed  Account  interest  rates used to
calculate  the  Contract   Value,   Rates  subject  to  the  guarantees  on  the
specification pages.

Suicide Exclusion If the insured dies by suicide, while sane or insane, within two years from the date of issue, we will be liable only for the total amount of payments made to us less any outstanding loans and amounts withdrawn.

Notice Of First To Die If more than one insured is named on the specification pages, upon the death of the insured who dies first, the owner agrees to mail proof of death to the Variable Life Service Center, within 90 days of the date of death, or as soon thereafter as is reasonably possible.

Misstatement                 Of Age Or Sex On the date of death of the  insured,
                             the death benefit will be reduced or increased if the age or sex is misstated. The adjustment will be based upon the ratio of the Maximum Payment for this Contract shown on the first specification page to the amount the Maximum Payment would have been if the Contract had been issued at the correct age or sex.

                             No adjustment will be made if:
                                   The insured dies after the final payment date
                                  and the Guaranteed Death Benefit Rider is not in effect on the Contract; or
                                   The  underwriting  class is unisex  and there
has been a misstatement only of sex.

Protection                   Of  Benefits  To the  extent  allowed  by law,  the
                             benefits   provided  by  this  Contract  cannot  be
                             reached   by  the   beneficiary's   creditors.   No
                             beneficiary may assign, transfer, anticipate, or encumber the Contract Value or benefit unless you give the beneficiary this right.

Periodic Report We will mail a report to you at your last known address at least once a year. This report will provide the following information: o values in each sub-account and in the Fixed Account; o the surrender value; payments made by you and charges deducted by us since the last report; o any outstanding loan and any other information required by law; and o the death benefit.

                           Information about you and the beneficiary

Owner The insured is the owner of this Contract unless another person (which could be a trust, corporation, partnership, etc.) is named as the owner in the application. The owner may change the ownership of this Contract without the consent of any beneficiary except that an irrevocable beneficiary must agree to the change in writing.

Assignment You may only change the  ownership  of this  Contract by sending us a written request. An absolute assignment will transfer ownership of the Contract from you to another person called the assignee. You may also assign this Contract as collateral to a collateral assignee. The limitations on your ownership rights while a collateral assignment is in effect are specified in the assignment. An assignment will take place only when the written request is recorded at our Variable Life Service Center. When recorded, it will take effect on the date it was signed by you. Any rights created by the assignment will be subject to any payments made or actions taken by us before the change is recorded. We are not responsible for assuring that any assignment or any assignee's or collateral assignee's interest is valid.

Beneficiary                  You name the  beneficiary  to receive the net death
                             benefit. The beneficiary's interest may be affected by any assignment you make. If you assign this Contract as collateral, all or a portion of the net death benefit will be paid to the collateral assignee; any money left over from the amount due the assignee will go to those otherwise entitled.

                             Your choice of beneficiary may be revocable or irrevocable. You may change a revocable beneficiary at any time by written request, but an irrevocable beneficiary must agree to any change in writing. You will also need an irrevocable beneficiary's permission to exercise other rights and options granted by this Contract. Unless you have asked otherwise, the beneficiary will be revocable.

                             Any change of the beneficiary must be made while the insured is living. This change will take place on the date the request is signed, even if the insured is not living on the day we receive it at the Variable Life Service Center. Any rights created by the change will be subject to any payments made, or actions taken, before we receive the written request. If a beneficiary dies before the insured, his or her interest in this Contract will pass to any surviving beneficiaries in proportion to their shares in the net death benefit, unless you have requested otherwise. If all beneficiaries die before the insured, the net death benefit will pass to you or your estate.

Common Disaster Option The common disaster option may be elected and changed after Contract issue by a written request. If the common disaster option is in effect on the date of the insured's death, the beneficiary must be alive for a certain number of days following the insured's date of death in order to be entitled to receive a benefit. Otherwise, we will pay the net death benefit as though the beneficiary died before the insured. The number of days that the beneficiary must live after the insured's death is selected by you when you elect the common disaster option but may not exceed 30 days. Unless you elect otherwise by written request, the common disaster option under the Contract will provide for a 10-day period.

                           What you should know about the payments

Payments This Contract will not be in force until the payment shown on the specification pages is paid to us. Additional payments may be made to us at any time through the final payment date, but before the date of death of the insured, subject to the minimum additional payment amount and the maximum payment amount, shown on the specification pages. A payment required to keep the Contract in force will not be subject to the minimum additional payment or maximum payment limitations. Payments must be sent to our Variable Life Service Center.

                             If you request it in writing, we will send you a signed receipt after a payment. The payment amount which must be paid to keep the Contract in force is described in the Grace Period provision.

                             We may require evidence of insurability satisfactory to us before accepting an additional payment, if the additional payment would increase the net death benefit.

Maximum                      Payment  Limits We may limit the amount you pay us.
                             This limit will not be less than the Guideline Premium. The sum of all payments made from the date of issue, minus any partial withdrawals, may not be more than the greater of: o The guideline single payment, or o The sum of the guideline level payments on the date of payment.

                             The guideline payment limits are shown on the specification pages. These payment limitations will not apply if they prevent you from paying us enough to keep the Contract in force.

                             Guideline payment limits are determined according to rules in the Code and will be adjusted as changes are made to the Code.

                             If the payments made exceed the amount allowable for this Contract to continue to qualify as a life insurance Contract under Code Section 7702 and the regulations thereunder, as applicable to this Contract from time to time, we will remove excess payments made from the Contract, with interest. Such an excess amount could occur, for example, as a result of a partial withdrawal or other change in the benefits or terms of the Contract, since such actions may reduce the guideline payment limits allowable for the Contract. The portion of any payment that cannot be accepted will be applied first against any outstanding contract loans. We will refund to you any excess amount (including interest) not later than 60 days after the end of that contract year.

                             The amount refundable will not exceed the surrender value of the Contract. If the entire surrender value is refunded, we will treat the transaction as a full surrender of your Contract.

GracePeriod This Contract will terminate 62 days after a monthly processing date on which the surrender value is less than the monthly deduction due. The 62-day period is a grace period. At least 61 days before the end of the grace period, we will mail the Owner and any assignee written notice of the amount of payment that will be required to continue this Contract in force. The required payment will be no greater than the amount required to pay the guaranteed monthly deductions for three months as of the day the grace period began. If the amount shown in the notice remains unpaid at the end of the grace period the Contract will lapse on such date. The Contract terminates on the date of lapse. The death benefit during the grace period will be reduced by any overdue charges.

Reinstatement              If this  Contract  has lapsed or has been  foreclosed
                           for  failure  to pay loan  interest  and has not been
                           surrendered,  it may be restored (called "reinstated"
                           in this  Contract)  within three years after the date
                           of default.  We will  reinstate  the  Contract on the
                           monthly  processing date following the day we receive
                           all of the following items:
                           o    a written application for reinstatement;
                           o    evidence of insurability satisfactory to us;
                           o    a  payment  sufficient  to cover the cost of all
                                Contract charges that were due and unpaid during the grace period;
                           o a  payment  large  enough to keep the  Contract  in
                           force   for   three   months;   and  o   payment   or
                           reinstatement of any loans against the Contract that existed at the end of the grace period.

                           Your reinstatement payment will be allocated to the Fixed Account until we approve your application. At that time, we will transfer the reinstatement payment, plus accrued interest, as you directed in your last payment allocation request.

The Contract Value on the reinstatement date is: the payment to reinstate the Contract, including the interest earned from the date we received your payment, plus an amount equal to the Contract Value less any outstanding loan on the default date; less the monthly deduction due on the reinstatement date.

                           The surrender charge on the reinstatement date is the charge that was in effect on the date of default.

                           What you should know about your Contract Value

Allocation of New Payments You may allocate the payments to: any of the sub-accounts which are available at the time the payment is made; and/or, the Fixed Account.

                             The Company reserves the right to limit the number of sub-accounts which are available at one time, but in no event will this be less than [twenty]. All percentage allocations must be in whole numbers, with the total allocation to all selected accounts equaling 100%. Allocations of less than 5% to a sub-account or to the Fixed Account may only be made with our consent.

Allocation Of Initial If you make a payment with your application or at any time before the Contract is Payments approved by us, we may put that payment into the Fixed Account on the date we receive it at our Variable Life Service Center. Not later than two days after the date this Contract is approved by us, the value you elected to allocate to the Variable Account will be transferred from the Fixed Account to either the sub-accounts you have elected or to the Money Market sub-account. In any event, we will transfer any Variable Account values from the Money Market sub-account to the sub-accounts you have selected not later than the expiration of the period during which you may exercise your right to examine this Contract and request a refund of your payments.

Monthly Deduction Beginning on the date this Contract is issued and on every monthly processing date through the final payment date, we will deduct the following monthly charges pro rata from the Contract Values:
                                  o   Administration Charge;
                                  o   Distribution Fee;
                                  o   Tax Charge; and
                                  o   Insurance Protection Charge.

                             The amounts of the monthly deduction and their duration periods, if any, are shown on the specification pages. No additional monthly deductions will be assessed following the end of the duration period, if the period ends prior to the final payment date. Charges allocated to the Fixed Account will be deducted on a last-in, first-out basis. This means that we use the most recent payments to pay the fees and charges.

Administration               Charge The Administration Charge compensates us for
                             the  cost  of  providing   administrative  services
                             attributed to this Contract.

Distribution Fee The Distribution Fee compensates us for distribution expenses.

Tax Charge This charge compensates us for a portion of certain federal, state and local taxes we must pay.

Insurance                    Protection  Charge The Insurance  Protection Charge
                             compensates us for the cost of providing a death benefit in excess of the Contract Value. This charge will not exceed the guaranteed maximum insurance protection charge. The guaranteed maximum insurance protection charge for any contract month is equal to (a) times (b), where: (a) is the rate shown in the Guaranteed Maximum Monthly Insurance
                             Protection Rate
                                  Table shown on the  specification  pages,  and
                             (b) is the insurance protection amount divided by $1,000.

                             The insurance protection rates actually charged will never be higher than the guaranteed rates. We may change the insurance protection rates from time to time. Any change in the rates for monthly insurance protection charges will apply to all contracts in the same underwriting class, will be prospective, and will be based on our expectations as to future cost factors. Such cost factors may include, but are not limited to: mortality, expenses, interest, and persistency. We will review the actual insurance protection rates for this Contract whenever we change these rates for new contracts. In any event, rates will be reviewed no more often than once each year, but not less than once in a five-year period.

                           What you should know about the Variable Account

Variable Account The value of your Contract will vary if it is funded through investments in the sub-accounts of the Variable Account. This account is separate from our Fixed Account. We have exclusive and absolute ownership and control of all assets, including those in the Variable Account. However, the portion of assets in the Variable Account equal to the reserves and liabilities of the contracts that are supported by this account will not be charged with liabilities that arise out of any other business we conduct.

                             This  Variable  Account,  which we  established  to
                             support  variable  life  insurance  contracts,   is
                             registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940. The laws of the State of California also govern it.

                             This Variable Account has several sub-accounts. Each sub-account invests its assets in a separate series of a registered investment company (called a "portfolio"). We reserve the right, when the law allows, to change the name of the Variable Account or any of its sub-accounts. You will find a list in your application of these sub-accounts in which you may invest.

Variable Account Value Not later than two days after the date this Contract is approved for issue by us, the portion of the Contract Value you elected to allocate to the Variable Account may be transferred from the Fixed Account to either the sub-accounts you have selected or to the Money Market sub-account. We will transfer the Variable Account values from the Money Market sub-account to the sub-accounts you have selected not later than the expiration of the period during which you may exercise your right to examine this Contract and request a refund of your payments. Payments made thereafter which are allocated to the sub-accounts will purchase additional units of the sub-accounts.

                             The number of units purchased in each sub-account is equal to the portion of the payment allocated to the sub-account, divided by the value of the applicable unit as of the valuation date on which the payment is received at our Variable Life Service Center or the value on the date of transfer to the sub-account from another sub-account or the Fixed Account. If we receive your payment on a date which is not a valuation date, we will use the value of the applicable unit on the first valuation date following the date we receive your payment to determine the number of units that the payment will purchase.

                             The number of units will remained fixed unless:
                             (1) changed by a subsequent split of unit value, or
                             (2) reduced because of a transfer, transfer charge, contract loan, partial withdrawal, withdrawal transaction fee, monthly deduction, surrender or surrender charge allocated to the sub-account.

                             Any transaction described in (2) will result in the cancellation of a number of units which are equal in value to the amount of the transaction. On each valuation date we will value the assets of each sub-account in which there has been activity. The value in a sub-account at any time is equal to the number of units this Contract then has in that sub-account multiplied by the sub-account's unit value. The value of a unit for any sub-account for any valuation period is determined by multiplying that sub-account's unit value for the immediately preceding valuation period by the net investment factor for the valuation period for which the unit value is being calculated. The unit value will reflect the investment advisory fee and other expenses incurred by the registered investment companies.

Net Investment Factor This measures the investment performance of a sub-account during the valuation period that has just ended. The net investment factor is the result of (a) plus (b), divided by
                             (c), minus (d) where: (a) is the net asset value per share of a portfolio share held in the sub-account determined at the end of the current valuation period;
                             (b)  is the per  share  amount of any  dividend  or
                                  capital   gain   distributions   made  by  the
                                  portfolio on shares held in the sub-account if
                                  the  "ex-dividend"   date  occurs  during  the
                                  current valuation period;
                             (c)  is  the  net  asset   value  per  share  of  a
                                  portfolio   share  held  in  the   sub-account
                                  determined as of the end of the immediately preceding valuation period; and
                             (d) is a charge for  mortality and expense risks in
the valuation period.

                             The current mortality and expense risk charge is shown on the specification pages. This charge may be increased or decreased, but will never exceed the maximum mortality and expense risk charge shown on the specification pages. Expense and mortality results may not adversely affect this maximum charge. Since the net investment factor may be more or less than one, the unit value may increase or decrease. You bear the investment risk. We reserve the right, subject to any required regulatory approvals, to change the method we use to determine the net investment factor.

Addition, Deletion Or We may not change the investment policy of the Variable Account without the approval Substitution Of Investments of the Insurance Commissioner of California. This approval process is on file with the
                             Commissioner of your state. We reserve the right, subject to applicable law, to add, delete, or substitute the shares of a portfolio that are held by the Variable Account or that the Variable Account may purchase. We also reserve the right to eliminate the shares of any portfolio if they are no longer available for investment, or if we believe investing more in any portfolio is no longer appropriate for the purposes of the Variable Account.

                             We will notify you before we substitute any portion of your interest in the Variable Account. This will not, however, prevent the Variable Account from buying other shares of underlying securities for other series or classes of contracts or policies, or from permitting a conversion between series or classes of contracts or policies when requested by the owners of such contracts or policies. We reserve the right to establish other sub-accounts, and to make them available to any class or series of contracts and policies as we think appropriate. Each new sub-account would invest in a new investment company or in shares of another open-end investment company. We also reserve the right to eliminate or combine existing sub-accounts of the Variable Account and to transfer the assets between sub-accounts, when allowed by law. If we make any substitutions or changes that we believe are necessary or appropriate, we may make changes in this Contract by written notice to reflect the substitution or change. If we think it is in the best interests of our contract owners, we may operate the Variable Account as a management company under the Investment Company Act of 1940, or we may de-register it under that Act if registration is no longer required. We may also combine it with other separate accounts.

Federal Taxes If we must pay taxes on the Variable Account, we will charge you for those taxes. Although the Variable Account is currently not taxable, we reserve the right to charge for taxes if it becomes subject to taxation.

Splitting Of Units We reserve the right to split the value of a unit, to either increase or decrease the number of units. Any splitting of units will have no material effect on contract benefits.

                           What you should know about the Fixed Account

Fixed Account The Fixed Account is a part of our General Account. The General Account consists of all assets owned by us, other than those in the Variable Account and other separate accounts. Except as limited by law, we have sole control over the investment of these General Account assets. You do not share directly in the investment experience of the General Account, but are allowed to allocate and transfer funds into the Fixed Account.

     Fixed Account Interest The interest rates credited to values in the Fixed Account are set by us, but will Rates never be less than the Minimum Fixed Account Interest Rates shown in the specification pages. We may establish higher interest rates. The initial interest rates and the renewal interest rates may be different. Interest rates will be determined as follows:
     Payments allocated to the Fixed Account will be credited at the initial interest rate in effect on the day we receive your payment at our Variable Life Service Center, and the initial interest rate is guaranteed until the next contract anniversary unless you borrow from that value. Funds transferred from a sub-account of the Variable Account to the Fixed Account will be credited with interest at the initial interest rate in effect on the valuation date of the transfer, and the initial interest rate is guaranteed until the next contract anniversary unless you borrow from that value. Values in the Fixed Account on a contract anniversary will be credited with interest at the renewal interest rate in effect on that contract anniversary for one year so long as those values remain in the Fixed Account and are not borrowed. The interest rate we use for that portion of the Contract Value that equals the outstanding loan will be no less than the applicable Minimum Fixed Account Interest Rate shown on the specification pages. One of the rates shown is the Preferred Loan Rate, which applies only to loans qualifying as preferred loans.

Fixed Account Value On each monthly processing date, the value of the portion of your Contract Value in the Fixed Account is equal to: o the value of such portion on the preceding monthly processing date increased by one month's interest; plus
                             o payments received since the last monthly processing date that are allocated to the Fixed Account plus the interest accrued from the date the payments are received by us; plus
                             o any portion of your Contract Value transferred to the Fixed Account from any sub-accounts since the preceding monthly processing date, increased by interest accrued on such amount from the transfer date to the monthly processing date; minus
                             o any portion of your Contract Value transferred from the Fixed Account to a sub-account since the preceding monthly processing date and interest accrued on such amount from the transfer date to the monthly processing date; minus
                             o any portion of your Contract Value transferred from the Fixed Account to a sub-account since the preceding monthly processing date and interest accrued on such amount from the transfer date to the monthly processing date; minus
                             o your partial withdrawals from the Fixed Account, any withdrawal transaction fees and surrender charges assessed since the last monthly processing date, interest accrued on these withdrawals, fees and charges from the withdrawal date to the monthly processing date; minus
                             o the portion of the monthly deductions allocated to the portion of your Contract Value in the Fixed Account.
                             During any contract month the portion of your Contract Value in the Fixed Account will be calculated on a consistent basis.

     Basis Of Value Of The We base the minimum surrender value in the Fixed Account on the minimum Fixed Account Fixed Account interest rates and mortality table shown on the specification pages. The actual Fixed Account value is based on interest and insurance protection rates that we set. We have filed a detailed description of the way we determine this value with the State Insurance Department. All values equal or exceed the minimums required by law in the state in which this Contract is delivered.

                           What You Should Know About Transfers


                             While the Contract is in force, you may transfer amounts between the Fixed Account and the sub-accounts or among sub-accounts on request. You may transfer, without charge, all of the portion of Contract Value in the Variable Account to the Fixed Account once during the first 24 months after the Contract is issued which will automatically convert it to a fixed-only product. If you do so, future payments will be allocated to the Fixed Account unless you specify otherwise. All other transfers are subject to the following rules and will be permitted with our approval. We will determine the minimum and maximum amounts that may be transferred according to the rules that are in effect at the time of the transfer. We also reserve the right to limit the number of transfers that can be made in each contract year and set other reasonable rules controlling transfers.

                             If a transfer would reduce the value in a sub-account to less than the current minimum balance required for such sub-accounts, we reserve the right to include the remaining value in the amount transferred. You will not be charged for the first 18 transfers in a contract year, but a transfer charge of up to $25 may be assessed on each additional transfer. Any transfer charge will be deducted from the amount that is transferred. There is no charge for a transfer that results from a contract loan or repayment of a loan.

             What you should know about borrowing from your Contract

                             To borrow from this Contract,  the only  collateral
you will need is the Contract itself.

Amount You May Borrow The maximum loan amount is 90% of the result of the Contract Value less the surrender charges. You may borrow an amount subject to the minimum shown on the specification pages, up to the maximum loan amount minus any outstanding loan. If you do not specify from which accounts you want to borrow, we will allocate the loan pro rata. In order to secure the outstanding loan, we will transfer the value in each sub-account equal to the contract loan allocated to each sub-account to the Fixed Account.

     Loan Interest You will be required to pay interest on your loan at an annual rate indicated on the specification pages. Interest accrues daily and is payable at the end of each contract year or, if earlier, as of the date the loan is repaid or defaulted or the contract is surrendered. Any interest that is not paid on time will be added to the loan principal and bear interest at the same rate. If this makes the principal higher than the value in the Fixed Account, we will offset this shortfall by transferring funds from the portion of your Contract Value allocated to the sub-accounts to the portion in the Fixed Account. We will allocate the transferred amount from the sub-accounts in the same proportion that the value in each sub-account has to the total value in all of them.

Repaying The Outstanding You may repay the outstanding loan at any time before this Contract lapses and before Loan the maturity date. When you repay it, we will transfer the portion of your Contract
                             Value that is securing the loan in the Fixed Account portion of your Contract Value to the various sub-accounts and increase the value in them. You may tell us how to allocate repayments. Otherwise, we may allocate them according to the most recent payment allocation choices you have made. Loan repayments made to the Variable Account portion of your Contract Value cannot be higher than the amounts you transferred to secure the outstanding loan.

Foreclosure                  If at any time the amount of the  outstanding  loan
                             is  higher  than  the  Contract   Value  minus  the
                             surrender charge, the Contract will terminate.

                             We will mail a notice of this termination to your last known address and that of any assignee. If the excess outstanding loan is not paid within 62 days after this notice is mailed, the outstanding loan will be foreclosed and the Contract will terminate with no value. You may reinstate this Contract in accordance with the Reinstatement provision.

  What you should know about surrenders and partial withdrawals

Surrender                    You  may  cancel  this  Contract  and  receive  its
                             surrender value as long as the insured is living on the date we receive your written request at our Variable Life Service Center. The Contract will be canceled on that day. You may choose to receive the surrender value in a lump sum or under a benefit option.


Surrender                    Value The surrender value equals the Contract Value
                             minus any  outstanding  loan and surrender  charge.
                             You  will  find  the   surrender   charges  on  the
                             specification pages.

Partial Withdrawals You may withdraw part of the surrender value on written request. Each withdrawal must be at least $1,000. The withdrawal transaction fee in effect on the date of issue is shown on the specification pages. The withdrawal transaction fee is subject to change, but will never exceed the guaranteed fee shown on the specification pages.

                             We will not permit a partial withdrawal if it reduces the Contract Value to less than the minimum balance after withdrawal amount shown on the specification pages.

                             The face amount will be reduced proportionately based on the ratio of the amount of the partial withdrawal and charges to the Contract Value on the date of withdrawal. The Contract Value will be reduced by the amount of the partial withdrawal, the withdrawal transaction fee and any applicable surrender charges.

                             If you do not allocate a partial withdrawal, its fee and its charges between the portion of your Contract Value in the Fixed Account and the portion in each sub-account, we will automatically allocate them pro rata.


Free Withdrawal Amount The free withdrawal amount will not be subject to the surrender charge. The free withdrawal amount for a Contract year equals (a) minus (b), where: (a) is the free withdrawal amount shown on the specification pages, and (b) is the total of prior free withdrawal amounts withdrawn in the same Contract year.

     Allocations of Withdrawals The free withdrawal amount is deducted from the portion of the Contract Value attributed to earnings until it is exhausted, and then from the portion of the Contract Value attributed to payments. Withdrawals in excess of the free withdrawal amount, including the withdrawal transaction fees and the surrender charges, if any, are deducted first from the payments portion. The payments portion of the Contract Value is reduced in the reverse order of receipt of such payments. Surrender charges applicable to withdrawals in excess of the free withdrawal amount are described on the specification pages.

Postponement                 Of Payment We may postpone  any  transfer  from the
                             Variable Account, or payment of any amount payable on:
                                       surrender,
                                       partial withdrawal,
                                       transfer,
                                       contract loan, or
                                       death of the insured.

     The postponement will continue during any period when: o trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission, or the New York Stock Exchange is closed for days other than weekends and holidays, or o the Securities and Exchange Commission by order has permitted such suspension, or o the Securities and Exchange Commission has determined that such an emergency exists that disposal of portfolio securities or valuation of assets is not reasonably practical.

                             We also may postpone any transfer from the Fixed Account or payment of any portion of the amount payable on a surrender, partial withdrawal or contract loan from the Fixed Account for not more than six months from the day we receive your written request. If we postpone those payments for 30 days or more, the amount postponed will earn interest during that period of not less than 3% per year or such higher rate as required by law.

                           What you should know about the death benefit

     Net Death Benefit If the insured dies before the maturity date and before the Contract is terminated, we will pay the net death benefit. The net death benefit is equal to the death benefit reduced by certain amounts, as described below. The death benefit is determined as of the date we receive due proof of the insured's death at our Variable Life Service Center. Due proof of death is a valid death certificate or other evidence satisfactory to us.

                             The amount of the net death benefit depends upon:
                             (1) whether the date the insured dies is after, or on or before, the final payment date; and, if after the final payment date, (2) whether the Guaranteed Death Benefit Rider is in effect at the time of the insured's death.

     If the insured dies on or before the final payment date then the death benefit is the greater of the face amount or the guideline minimum sum insured. The net death benefit is determined by deducting from the death benefit: any outstanding loan and any monthly deductions due and unpaid through the contract month in which the insured dies, as well as any partial withdrawals, withdrawal transaction fees, and applicable surrender charges.

                             If the insured dies after the final payment date, except as provided under a Guaranteed Death Benefit Rider if attached to this Contract, the death benefit is 101% of the Contract Value. The net death benefit is the death benefit minus:
                                   any outstanding loan through the contract month in which the insured dies, and any unpaid partial withdrawals, withdrawal transaction fees and applicable surrender charges.

                             If the net death benefit is paid in a lump sum, interest will be earned at our declared interest rate for sums held on deposit, but not less than 2.5% per year, beginning on the date we receive notice of death at our Variable Life Service
                             Center. We will pay a higher interest rate if required by state law. We will credit interest from an earlier date (for example, from the date of the insured's death) if required by state law.





                                                       Guideline Minimum Sum Insured Table
                                  Attained Age           Percentage           Attained Age           Percentage
                                   40 or less               265%                   66                   134%
                                       41                   258%                   67                   133%
                                       42                   251%                   68                   132%
                                       43                   244%                   69                   131%
                                       44                   237%                   70                   130%
                                       45                   230%                   71                   128%
                                       46                   224%                   72                   126%
                                       47                   218%                   73                   124%
                                       48                   212%                   74                   122%
                                       49                   206%                 75-85                  120%
                                       50                   200%                   86                   118%
                                       51                   193%                   87                   116%
                                       52                   186%                   88                   114%
                                       53                   179%                   89                   112%
                                       54                   172%                   90                   110%
                                       55                   165%                   91                   108%
                                       56                   161%                   92                   106%
                                       57                   157%                   93                   105%
                                       58                   153%                   94                   105%
                                       59                   149%                   95                   105%
                                       60                   145%                   96                   104%
                                       61                   143%                   97                   103%
                                       62                   141%                   98                   102%
                                       63                   139%                   99                   101%
                                       64                   137%                100-115                 101%
                                       65                   135%

Required  Minimum  Amount of This  Contract is  intended  to qualify  under Code
Section 7702 as a life insurance Death Benefit contract for federal tax purposes. The provisions of this Contract (including any rider or endorsement) shall be interpreted to ensure such tax qualification, regardless of any language to the contrary.

                              At no time will the amount of the death benefit under the Contract ever be less than the amount needed to ensure such tax qualification. To the extent that the death benefit is increased, appropriate adjustments will be made in any monthly insurance protection charges or supplemental benefits as of that time, retroactively or otherwise, that are consistent with such an increase. Such adjustments may be made by right of setoff against any death benefits payable.

                              The guideline minimum sum insured is calculated by multiplying the Contract Value by the percentage shown in the preceding table. The death benefit under this Contract will not be less than the guideline minimum sum insured. The guideline minimum sum insured varies by attained age. The amounts shown in the table are determined to provide a death benefit at least as great as those required under the Code to qualify the Contract as life insurance, and will be adjusted according to any changes in the Code applicable to this Contract.

             What you should know about the benefit payment options

     Benefit Payment Options When the insured dies, we will pay the net death benefit in a lump sum unless you or the beneficiary choose a benefit payment option. You may choose a benefit payment option while the insured is living. The beneficiary may choose a benefit option after the insured has died. The beneficiary's right to choose will be subject to any benefit payment option restrictions in effect at the insured's death. You may also choose one of these options as a method of receiving the surrender or maturity proceeds, if any are available under this Contract. When we receive a satisfactory written request, we will pay the benefit according to one of these options.

     Option A: Installment for We will pay equal installments for a guaranteed period of from one to thirty years. a Guaranteed Period Each installment will consist of part benefit and part interest. We will pay the installments monthly, quarterly, semi-annually or annually, as requested. See Table A on next page.

Option B: Installments We will pay equal monthly installments as long as the designated individual is living, for Life with a but we will not make payments for less than the guaranteed period the payee chooses. Guaranteed Period (Table The guaranteed period may be either 10 years or 20 years. We will pay the installments B) monthly. See Table B on next page.

     Option C: Benefit We will hold the benefit on deposit. It will earn interest at the annual interest rate Deposited with Interest we are paying as of the date of death, surrender or maturity. We will not pay less than 2 1/2% annual interest. We will pay the earned interest monthly, quarterly, semi-annually or annually, as requested. The payee may withdraw part or all of the benefit and earned interest at any time.

Option D: Installments of We will pay installments of a selected amount until we have paid the entire benefit and a Selected Amount accumulated interest.

Option E: Annuity We will use the benefit as a single payment to buy an annuity. The annuity may be payable based on the life of one or two designated individuals. It may be payable for life with or without a guaranteed period, as requested. The annuity payment will not be less than what our current annuity contracts are then paying.

General The payee may arrange any other method of benefit as long as we agree to it. There must be at least $10,000 available for any option and the amount of each installment must be at least $100. If the benefit amount is not enough to meet these requirements, we will pay the benefit in a lump sum.

                              Installments which vary by age of the designated individual will be determined based on the age nearest birthday of the designated individual on the date of death, maturity, or surrender. If the net death benefit is payable, the benefit payment option starting date is the date of death of the insured. For purposes of policy maturity or surrender, the date the written request is received in the Variable Life Service Center is the benefit payment option starting date.

                              The first installment due under any option will be for the period beginning as of the date of death, maturity or surrender. Any unpaid balance we hold under Options A, B or D will earn interest at the rate we are paying at the time of settlement. We will not pay less than 3% annual interest. Any benefit we hold will be combined with our general assets.

                              If the payee does not live to receive all guaranteed payments under Options A, B, D or E or any amount deposited under Option C, plus any accumulated interest, we will pay the remaining benefit as scheduled to the payee's estate. The payee may name and change a successor payee for any amount we would otherwise pay the payee's estate.



                           Table A: Installments for Each $1,000 Payable under Option A
Multiply the Monthly Installment by 11.83895 for annual, by 5.96322 for semi-annual, or by 2.99263 for quarterly
Installments
------------------ ---------------- ----------------- ---------------- ----------------- -----------------
   Guaranteed          Monthly         Guaranteed         Monthly         Guaranteed         Monthly
 Period (Years)      Installment     Period (Years)     Installment     Period (Years)     Installment
------------------ ---------------- ----------------- ---------------- ----------------- -----------------
        1              $84.47              11              $8.86              21              $5.32
        2               42.86              12              8.24               22               5.15
        3               28.99              13              7.71               23               4.99
        4               22.06              14              7.26               24               4.84
        5               17.91              15              6.87               25               4.71
        6               15.14              16              6.53               26               4.59
        7               13.16              17              6.23               27               4.48
        8               11.68              18              5.96               28               4.37
        9               10.53              19              5.73               29               4.27
       10               9.61               20              5.51               30               4.18
------------------ ---------------- ----------------- ---------------- ----------------- -----------------


      Table B: Monthly Installment for Each $1,000 Payable under Option B
----------------------------------   -----------------------------------------
   Designated Individual                    Designated Individual
----------------------------------   -----------------------------------------
------------- --------------------   ------------------ ----------------------
 Male               Female               Male                  Female
------------- --------------------   ------------------ ----------------------
----------------------------------   -----------------------------------------
  Guaranteed Period (Yr.)                  Guaranteed Period (Yr.)
                                     -----------------------------------------

----------- --------- --------- ---------- ---------     ---------
   Age       10 Yr.    20 Yr.    10 Yr.     20 Yr.         Age       10 Yr.      20 Yr.      10 Yr.     20 Yr.
----------- --------- --------- ---------- ---------     --------- ----------- ----------- ----------- ----------
    11      $ 2.90     $ 2.89      2.83      2.83           51       $ 4.44      $ 4.26      $ 4.10       4.02
    12         2.91      2.91      2.84      2.84           52         4.53        4.32        4.17       4.08
    13         2.93      2.92      2.86      2.85           53         4.62        4.39        4.25       4.14
    14         2.94      2.94      2.87      2.87           54         4.71        4.46        4.33       4.21
    15         2.96      2.96      2.88      2.88           55         4.81        4.52        4.42       4.28
    16         2.98      2.97      2.90      2.90           56         4.92        4.59        4.51       4.35
    17         3.00      2.99      2.91      2.91           57         5.03        4.66        4.61       4.42
    18         3.01      3.01      2.93      2.93           58         5.15        4.73        4.71       4.50
    19         3.03      3.03      2.95      2.94           59         5.27        4.80        4.82       4.57
    20         3.05      3.05      2.96      2.96           60         5.40        4.87        4.94       4.65
    21         3.08      3.07      2.98      2.98           61         5.53        4.94        5.06       4.72
    22         3.10      3.09      3.00      2.99           62         5.68        5.00        5.19       4.80
    23         3.12      3.11      3.02      3.01           63         5.83        5.07        5.33       4.88
    24         3.14      3.14      3.04      3.03           64         5.98        5.13        5.47       4.95
    25         3.17      3.16      3.06      3.05           65         6.15        5.18        5.63       5.02
    26         3.20      3.19      3.08      3.07           66         6.32        5.24        5.79       5.09
    27         3.22      3.21      3.10      3.10           67         6.50        5.28        5.96       5.15
    28         3.25      3.24      3.12      3.12           68         6.68        5.33        6.14       5.21
    29         3.28      3.27      3.15      3.14           69         6.88        5.36        6.33       5.27
    30         3.31      3.30      3.17      3.17           70         7.07        5.40        6.53       5.32
    31         3.34      3.33      3.20      3.19           71         7.27        5.42        6.73       5.36
    32         3.38      3.36      3.23      3.22           72         7.48        5.45        6.94       5.40
    33         3.41      3.39      3.26      3.25           73         7.68        5.46        7.16       5.43
    34         3.45      3.43      3.29      3.28           74         7.88        5.48        7.38       5.45
    35         3.49      3.46      3.32      3.31           75         8.08        5.49        7.60       5.47
    36         3.53      3.50      3.35      3.34           76         8.27        5.50        7.82       5.48
    37         3.57      3.54      3.39      3.37           77         8.46        5.50        8.04       5.49
    38         3.62      3.58      3.42      3.41           78         8.63        5.51        8.25       5.50
    39         3.67      3.62      3.46      3.44           79         8.79        5.51        8.45       5.51
    40         3.72      3.67      3.50      3.48           80         8.94        5.51        8.64       5.51
    41         3.77      3.71      3.54      3.52           81         9.07        5.51        8.82       5.51
    42         3.82      3.76      3.59      3.56           82         9.18        5.51        8.97       5.51
    43         3.88      3.81      3.63      3.60           83         9.28        5.51        9.11       5.51
    44         3.94      3.86      3.68      3.65           84         9.36        5.51        9.23       5.51
    45         4.00      3.91      3.73      3.69          85+         9.42        5.51        9.32       5.51
                                                         --------- ----------- ----------- ----------- ----------
    46         4.07      3.97      3.78      3.74        Ages younger than 11 are the same as shown for age 11,
    47         4.14      4.02      3.84      3.79        and ages older than 85 are the same as shown for age
                                                         85.
    48         4.21      4.08      3.90      3.85
    49         4.28      4.14      3.96      3.90
    50         4.36      4.20      4.03      3.96
----------- --------- --------- ---------- ---------



                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY
       OPTION TO ACCELERATE DEATH BENEFITS (LIVING BENEFITS RIDER - SPVUL)

This rider is a part of the Contract to which it is attached. The insured under this rider is the insured under the Contract. This rider does not apply to any benefits provided by other riders. In case of conflict between the Contract and this rider, the rider provisions will control.

Benefit While this rider is in force, you may elect to receive a portion of the net death benefit called the "Living Benefit," prior to the insured's death, subject to the definitions, conditions and limitations in this rider. This option may only be exercised once.

Definitions       "Option  Amount" means that portion of the death benefit which you elect to apply under this rider. The Option Amount must be at least $25,000 and may not exceed the lesser of:
                       o one-half of the death benefit on the date the option is elected; or o the amount that would reduce the face amount to our minimum issue limit for this
                           Contract; or
                       o   $250,000.

     "Option Percentage" is the Option Amount divided by the death benefit.

                  "Living Benefit" is the Option Amount which has been reduced for interest and other factors. It is the lump sum benefit under this rider, and it is the amount used to determine the monthly benefit. The Living Benefit will not be less than the surrender value of the Contract multiplied by the Option Percentage. The following factors will be used to calculate the Living Benefit:
                       o   age;
                       o sex, unless the Contract is issued on a unisex basis; o life expectancy; o Contract Value; o outstanding loan;
                       o rate of interest currently being credited to the Fixed Account, including those values which are subject to outstanding loan;
                       o face amount; o current monthly deductions; and o an expense charge of $150.

                  An amount equal to the outstanding loan multiplied by the Option Percentage will be deducted from the Living Benefit. The remaining outstanding loan will continue in force.

                  The assumptions we use to calculate the Living Benefit may change from time to time. The factors used to compute the Living Benefit will be set and changed only prospectively; that is, based on changes in future expectations. We will not change these factors to recoup any prior losses or distribute past gains under the rider.

                  "Proof of claim" includes:
                        a request signed by the insured to disclose all facts concerning the insured's health; records of the
                        attending  physician,   including  a  prognosis  of  the
                        insured's condition; and if we request, a medical examination of the insured at our expense conducted by a physician we choose.

Form xxxx-98

Conditions                  Upon  written  request  you  may  elect  to  receive
                            payment under the  accelerated  death benefit option
                            subject to the following conditions:
                            o    the Contract is in force;
                            o    a  written   consent  has  been  given  by  any
                                 collateral assignee, irrevocable beneficiary and the insured if you are not the insured; and
                            o    the insured qualifies for the option you elect.

Exercising                  the   Option   If  you   provide   proof   of  claim
                            satisfactory   to  us  that   the   insured's   life
                            expectancy is 12 months or less, you may elect to receive equal monthly payments for 12 months. For each $1,000 of Living Benefit, each payment will be at least $85.21. This assumes an annual interest rate of 5%.

                            If the insured dies before all the payments have been made, we will pay in one sum the present value of the remaining payments due under this rider calculated at the interest rate we use to determine those payments as part of the net death benefit. If you do not wish to receive monthly payments, you may elect to receive the Living Benefit in a lump sum.

Effect On Contract The death benefit of the Contract will be decreased by the Option Amount. Such decrease will be effective on the monthly processing date following the date of your written request. New specification pages will be issued. These pages will include the following information:
                                 o the effective date of the decrease; and o the amount of the decrease and the reduced face amount.
                            The Contract Value will be reduced in the same proportion as the reduction in the death benefit. There will be no surrender charge on the reduction in Contract Value. The allocation of the Contract Value between earnings and payments will remain the same.

Exclusion                   No benefit  will be paid under this rider if a claim
                            results, directly or indirectly, from a suicide attempt or a self-inflicted injury (while sane or insane) for any period during which a suicide exclusion is applicable.

Termination                 This rider will terminate on the first to occur of:
                                  the date the Living Benefit is paid, or
                                  the termination or maturity of the Contract while the insured is alive; or at any time on your written request.



Form xxxx-98

     General The Contract specification pages will show the date of issue of this rider. The Living Benefit will be made available to you on a voluntary basis only. Accordingly: (a) If you would be required by law to exercise this option to satisfy the claim of creditors, whether in bankruptcy or otherwise, you are not eligible for this benefit. (b) If you would be required by a government agency to exercise this option in order to apply for, obtain, or retain a government benefit or entitlement, you are not eligible for this benefit.

                            Except as otherwise provided, all conditions and provisions of the Contract apply to this rider.

     Tax Qualification This rider is intended to provide a qualified accelerated death benefit that is excluded from gross income for federal income tax purposes. To that end, the provisions of this rider and the Contract are to be interpreted to ensure or maintain such tax qualification, notwithstanding any other provisions to the contrary. Whether any tax liability may be incurred when benefits are paid under this rider could depend on whether the Contract Owner is also the insured and on how the Internal Revenue Service interprets applicable provisions of the Code. As with any tax matter, the contract owner and any other recipient of this benefit should each consult his or her own tax advisor to evaluate any tax impact of this benefit.




Signed for Transamerica Occidental Life Insurance Company at Los Angeles, California and effective on the date of issue of the Contract to which this rider is attached, unless a different date is shown here.




Executive Vice President, General Counsel            President and CEO
And Corporate Secretary


Form xxxx-98

                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY
                               SECTION 1035 RIDER

This rider is a part of the Contract to which it is attached. The insured under this rider is the insured under the Contract. In case of conflict between the Contract and this rider, the rider provisions will control.

The Contract is issued in consideration of your assignment to us of a life insurance policy (called the "Exchanged Policy") on the life of the insured. The "Exchanged Policy" is identified in your application for this Contract. As used in this endorsement, "gain" means the amount by which the cash value of the Exchanged Policy (including any unpaid policy loan) exceeds your investment in the Exchanged Policy as reported to us by the company which issued the Exchanged Policy. We assume no responsibility for the calculation of your investment in the Exchanged Policy.

The Fixed Account Interest Rates provisions are amended by the addition of the following:

     The Preferred Loan Rate will also be credited to the following amounts:
     (1) That portion of the outstanding loan which is carried over from the Exchanged Policy; and (2) A percentage of the gain under the Exchanged Policy less the policy loan carried over to this Contract as of the date of exchange.

                   ---------------------------------------- ----------------------------------------
                         Beginning of Contract Year            Exchanged Policy's Unloaned Gain
                                                               Available For Preferred Loan Rate
                   ---------------------------------------- ----------------------------------------
                                      1                                       0%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                      2                                       10%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                      3                                       20%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                      4                                       30%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                      5                                       40%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                      6                                       50%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                      7                                       60%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                      8                                       70%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                      9                                       80%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                     10                                       90%
                   ---------------------------------------- ----------------------------------------
                   ---------------------------------------- ----------------------------------------
                                     11+                                     100%
                   ---------------------------------------- ----------------------------------------


Signed for Transamerica Occidental Life Insurance Company at Los Angeles, California and effective on the date of issue of the Contract to which this rider is attached, unless a different date is shown here.

Executive Vice President, General Counsel            President and CEO
And Corporate Secretary
Form xxxxx-98

                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY
                     Guaranteed Death Benefit Rider (SPVUL)

This rider is a part of the Contract to which it is attached. The insured under this rider is the insured under the Contract. In case of conflict between the Contract and this rider, the rider provisions will control.

Required Payment This rider will take effect upon receipt by the Company of the Guaranteed Death Benefit Payment shown on the specification pages.

Guaranteed                  Death Benefit The Contract will not lapse while this
                            rider is in force. The monthly deductions will be made from the Contract Value, if any, through the final payment date (but not after the end of any duration period shown on the specification pages if such duration period ends prior to the final payment date).

Net Death Benefit While this rider is in force, the net death benefit provisions of the Contract are amended by the addition of the following:

                            If this rider is in effect on the final payment date, a death benefit will be provided thereafter unless the rider is terminated. The net death benefit under the rider will be the face amount as of the final payment date or 101% of the Contract Value as of the date due poof of death is received by the Company, whichever is greater, reduced by the outstanding loan through the Contract month in which the insured dies. The monthly deductions will not be deducted after the final payment date.

     Termination This rider will terminate and may not be reinstated on the first to occur of the following: o Foreclosure of the outstanding loan; or
     o A request for a partial withdrawal or loan is made after the final payment date; or o Upon your written request.

It is possible that the Contract Value will not be sufficient to keep the Contract in force on the first monthly processing date following the date the rider is terminated. The net amount payable to keep the Contract in force will never exceed the surrender charge plus the amount required to pay three monthly deductions.

Signed for Transamerica Occidental Life Insurance Company at Los Angeles, California and effective on the date of issue of the Contract to which this rider is attached, unless a different date is shown here.

Executive Vice President, General Counsel            President and CEO
And Corporate Secretary
Form xxxxx-98